Exhibit 10.3

THIRD AMENDMENT TO LEASE
(EXPANSION)
This Third Amendment to Lease (the "Agreement") is entered into as of September 18, 2014, by and between CREA CENTREWEST LP, a Delaware limited partnership ("Lessor"), and PRICESMART, INC., a Delaware corporation ("Lessee"), with respect to the following facts and circumstances:
A.    Lessee is the Tenant/Lessee under that certain Standard Office Lease Full Service Gross dated January 19, 2004, as amended by a First Amendment to Lease dated August 13, 2010, and a Second Amendment to Lease dated April 27, 2011 (collectively, the "Original Lease") of certain premises (the "Existing Premises") within the building commonly known as 9740 Scranton Road, San Diego, CA 92121, and more particularly described in the Original Lease. Lessor is the assignee of all rights and obligations of the Landlord/Lessor under the Original Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Original Lease.
B.    Lessor and Lessee desire to amend the Original Lease in several respects on the terms and conditions provided herein.
IT IS, THEREFORE, agreed as follows:
1.As used in this Agreement, the following terms have the following meanings:
"Expansion Space" means a portion of the Building commonly known as Suite 340, containing approximately 3,802 rentable square feet of area, and more particularly shown on Exhibit "A‑2" attached hereto.
"Expansion Space Commencement Date" shall mean the date upon which Lessor delivers the Expansion Space to Lessee with the Lessee Improvements (as specified in Exhibit "G" to this Agreement) in the Expansion Space substantially completed, which is estimated to be sixteen (16) weeks after the full execution and delivery of this Agreement.
2.Effective on the Expansion Space Commencement Date, the Premises shall be expanded to include the Expansion Space. Accordingly, effective on the Expansion Space Commencement Date, Lessor leases the Expansion Space to Lessee and Lessee leases the Expansion Space from Lessor, and the following terms of the Original Lease are amended as follows:
2.1    The Expansion Space is added to the Premises such that the Premises shall be comprised of the Existing Premises and the Expansion Space, and Exhibit "A-2" attached hereto is hereby added to Exhibit "A" to the Original Lease.
2.2    Lessee's Share is increased to 37.04%.
2.3    Lessee agrees to pay Lessor a monthly Base Rent for the Expansion Space in accordance with the following schedule:

Period	Monthly Base Rent
Expansion Space Commencement Date - 05/31/2016	Abated*
06/01/2016 - 08/31/2016	$8,364.40
09/01/2016 - 08/31/2017	$8,615.33
09/01/2017 - 08/31/2018	$8,873.79
09/01/2018 - 08/31/2019	$9,140.01
09/01/2019 - 08/31/2020	$9,414.21
09/01/2020 - 08/31/2021	$9,696.63
09/01/2021 - 08/31/2022	$9,987.53
09/01/2022 - 08/31/2023	$10,287.16
09/01/2023 - 08/31/2024	$10,595.77
09/01/2024 - 08/31/2025	$10,913.64
09/01/2015 - 05/31/2026	$11,241.05
*See Section 2.5.
The monthly Base Rent for the Expansion Space shall be payable in the manner provided for in the Original Lease.
2.4    The Term with respect to the Expansion Space shall be coterminous with the Existing Premises (as extended by this Agreement). In the event that Lessee exercises an extension option pursuant to the Original Lease or the Original Lease otherwise terminates, such extension or termination shall apply to the entire Premises then subject to the Original Lease (including the Expansion Space).
2.5    Lessor agrees that in consideration of Lessee entering into this Agreement, monthly Base Rent for the Expansion Space in the amount of $8,364.40 shall be abated from the Expansion Space Commencement Date through May 31, 2016. The amount of Base Rent set forth in the table in Section 2.3 for that period reflects that rent abatement. During such abatement period, Lessee shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Lessee under the terms of the Lease that results in early termination pursuant to the provisions of Section 13.2 of the Lease, then as part of the recovery set forth in Section 13.2 of the Lease, Lessor shall be entitled to the recovery of the unamortized monthly Base Rent that was abated under the foregoing provisions; provided, however, that in no event shall Lessor be entitled to the recovery of amounts in excess of the sum permitted under California Civil Code Section 1951.2.
2.6    The Base Year with respect to the Expansion Space shall be calendar year 2015.
2.7    The first sentence of Section 4.2(f) of the Original Lease is deleted in its entirety and replaced with the following: "If the occupancy of the rentable square feet of buildings in the Office Building Project during any part of any Comparison Year or the Base Year is less than one hundred percent (100%), Lessor shall make an appropriate adjustment to the variable components of the Operating Expenses for such Year, as reasonably determined by Lessor using sound accounting principles, to determine the amount of Operating Expenses that would have been incurred had the buildings been one hundred percent (100%) occupied."
2.8    Section 2.2 of the Basic Lease Provisions and Section 2 of Exhibit "F" of the Original Lease shall be amended such that Lessee shall be entitled to use one hundred sixty‑two (162) unreserved vehicle parking spaces, plus ten (10) reserved parking spaces (also without charge) in a location mutually agreed to in good faith by Lessor and Lessee.
2.9    The following shall be added to the end of Section 26 of the Original Lease: "Lessee at any time prior to the date that is one hundred eighty (180) days before the expiration of the initial term of this Lease may by written notice to Lessor elect to waive all of its options and rights not theretofore exercised to extend pursuant to Section 36 and in lieu thereof extend the term of this Lease for a fixed period (the "Stub Period") stated in Lessee's notice not to exceed one hundred eighty (180) days from the Termination Date; provided that the Base Rent during such Stub Period shall be 150% of the Base Rent payable prior to the commencement of the Stub Period. Lessee shall have the right to terminate the Stub Period on thirty (30) days' prior written notice to Lessor."
2.10    Lessee shall retain its option to extend the Lease pursuant to Section 36 of the Original Lease, provided that the lead in to the first sentence of Section 36 shall be deleted in its entirety and replaced with the following: "Lessor hereby grants to Lessee two (2) options to extend this Lease for a period of five (5) years each (each, an "Option Term") commencing immediately following the New Expiration Date (as defined in Section 9, below), or expiration of the initial Option Term, as applicable, upon each and all of the following terms and conditions; provided that Lessee may only exercise its second extension option hereunder if it has timely and properly exercised its first extension option, and performed all obligations of Lessee under the Lease throughout the first Option Term."
2.11    If Lessee uses the Expansion Space for any purpose other than general office purposes, Lessee shall be solely responsible for all costs of improving or modifying the Building (including without limitation the Common Areas) as required by applicable laws in connection with such use for other than general office purposes. Such costs shall be payable by Lessee within thirty (30) days after receipt of an invoice from Lessor for such costs and to the extent such costs will be incurred in connection with the initial improvement of the Expansion Space by Lessor, such cost must be paid prior to the commencement of construction of the initial Lessee Improvements in the Expansion Space.

3.    The following new Section 37 is hereby added to the Original Lease (the prior Section 37 having been deleted from the Original Lease by a prior amendment):

"37. Right of First Refusal in     the 9710 Scranton Road Building
37.1    Lessor hereby grants to PRICESMART, INC., a Delaware corporation (the "Original Lessee"), an ongoing right of first refusal (the "9710 First Refusal Right") with respect to the 9710 First Refusal Space (as defined below). Lessee's right of first refusal shall be on the terms and conditions set forth in this Section 37. As used herein, the term "9710 First Refusal Space" means space in the building commonly known as 9710 Scranton Road, San Diego, California 92121 that is a contiguous block of leasable space that (a) contains not less than 4,000 square feet of rentable area and not more than 10,000 square feet of rentable area, and (b) is separately demised. Notwithstanding the foregoing, if any time there is more than one block of contiguous space that meets the description in the prior sentence, only one such block of contiguous space shall be "9710 First Refusal Space" and Lessor may determine in its sole discretion which of such blocks of contiguous space that meet the description in the prior sentence shall constitute the "9710 First Refusal Space." Lessor shall have no obligation to reconfigure space (such as, by combining separately demised blocks of space or by demising any blocks of space that contain in excess of 10,000 square feet of rentable area) so that it falls within the definition of 9710 First Refusal Space.
37.2    If at any time during the Term, Lessor receives a good faith written offer (the "9710 Good Faith Offer") to lease any portion of the 9710 First Refusal Space which Lessor desires to accept and Lessee has not within the prior one (1) year given a 9710 Exercise Notice (as defined below) pursuant to this Section 37 or a 9740 Exercise Notice (as defined below) pursuant to Section 39 below, Lessor shall deliver to Lessee a written notice (the "9710 First Refusal Notice") setting forth the terms of such 9710 Good Faith Offer and providing Lessee with the right to exercise its 9710 First Refusal Right as set forth herein. The 9710 First Refusal Notice shall describe the space so offered to Lessee and shall set forth the "9710 First Refusal Rent," as that term is defined in Section 37.4 below, and the other economic terms upon which Lessor is willing to lease such space to Lessee (collectively, the "9710 Economic Terms"), which 9710 Economic Terms shall be consistent with the terms of the 9710 Good Faith Offer making equitable adjustments only for any differences in the length of term which, as to Lessee, shall be coterminous with this Original Lease (as amended hereby) except as otherwise provided in Section 37.6, below (the "9710 Different Term Adjustments").
37.3    If Lessee wishes to exercise its 9710 First Refusal Right, then within five (5) business days of delivery of the 9710 First Refusal Notice to Lessee (the "9710 Exercise Period"), Lessee shall deliver notice to Lessor of Lessee's exercise of its 9710 First Refusal Right with respect to all of the space described in the 9710 First Refusal Notice on the terms contained in such 9710 First Refusal Notice (the "9710 Exercise Notice"). If Lessee does not deliver a 9710 Exercise Notice to Lessor prior to the expiration of the 9710 Exercise Period, then Lessor shall be free to lease all or any part of the 9710 First Refusal Space described in the 9710 First Refusal Notice to anyone to whom Lessor desires on any terms that Lessor desires, and Lessor shall not be obligated to give, and Lessee shall not be entitled to receive a 9710 First Refusal Notice with respect to any 9710 First Refusal Space for a period of one (1) year following the expiration of the 9710 Exercise Period; provided, however, that in the event Lessor fails to lease all of the 9710 First Refusal Space described in the 9710 First Refusal Notice to a third party within one (1) year following the expiration of the 9710 Exercise Period (such unleased portion being referred to herein as the "9710 Unleased Previously Offered First Refusal Space") Lessor shall again be obligated to deliver a 9710 First Refusal Notice to Lessee with respect to the 9710 Unleased Previously Offered First Refusal Space as and to the extent Lessor would be obligated to deliver a 9710 First Refusal Notice to Lessee under the terms of this Section 37 if the 9710 Unleased Previously Offered First Refusal Space had not been included in a 9710 First Refusal Notice.
37.4    The Rent payable by Lessee for the 9710 First Refusal Space (the "9710 First Refusal Rent") shall be equal to the 9710 Economic Terms set forth in the 9710 First Refusal Notice.
37.5    Lessee shall take the 9710 First Refusal Space in its "as is" condition, and the construction of improvements in the 9710 First Refusal Space shall be performed by Lessee and shall comply with the terms of Section 7.3 of this Lease; provided that if the 9710 Economic Terms include a lessee improvement allowance, Lessee shall be entitled to receive that allowance (subject to any 9710 Different Term Adjustments) on the same terms and conditions as provided in the 9710 Good Faith Offer.
37.6    If Lessee timely exercises Lessee's right to lease the 9710 First Refusal Space as set forth herein, Lessor and Lessee shall endeavor to execute within fifteen (15) days thereafter an amendment to this Lease for such 9710 First Refusal Space upon the terms and conditions as set forth in the 9710 First Refusal Notice and this Section 37. The term of the 9710 First Refusal Space shall commence upon the date that is consistent with the terms of the 9710 Good Faith Offer with respect to delivery of possession of the 9710 First Refusal Space for construction and the commencement of the term of the leasing of the 9710 First Refusal Space (the "9710 First Refusal Commencement Date"), and shall terminate, at Lessee's option (as specified in the 9710 Exercise Notice) on: (a) the date consistent with the 9710 Good Faith Offer, or (b) the date coterminous with this Lease, as amended (the "9710 First Refusal Term"); provided that if there are less than two (2) years remaining in the term of this Lease as of the 9710 First Refusal Commencement Date and the expiration date set forth in the 9710 First Refusal Notice is later than the expiration of the term of this Lease, then the 9710 First Refusal Term shall continue until that date set forth in the 9710 First Refusal Notice. If the 9710 Exercise Notice does not specify the 9710 First Refusal Term, then the 9710 First Refusal Term shall expire on the date coterminous with this Lease, as amended. If the 9710 First Refusal Term is other than the length of term included in the 9710 Good Faith Offer, the 9710 Economic Terms shall be subject to the 9710 Different Term Adjustments as provided in Section 37.2.
37.7    The rights contained in this Section 37 shall be personal to the Original Lessee and may only be exercised by the Original Lessee (and not any other assignee or any sublessee or other transferee of the Original Lessee's interest in this Lease). Lessee shall not have the right to lease 9710 First Refusal Space, as provided in this Section 37, if, as of the date of the attempted exercise of any 9710 First Refusal Right by Lessee, or, at Lessor's option, as of the scheduled date of delivery of such 9710 First Refusal Space to Lessee, an uncured default by Lessee exists under this Lease. Lessor shall not be obligated to give a 9710 First Refusal Notice, and Lessee shall have no rights under this Lease, with respect to (a) any offer to lease the 9710 First Refusal Space from any other lessee in the Office Building Project that is in connection with the exercise by that other Lessee of a right to lease that 9710 First Refusal Space that existed prior to July 1, 2014 or (b) any extension of a lease of the 9710 First Refusal Space, whether the extension is pursuant to the terms of that lease or in lieu of the any right to extend contained in that lease."
4.    The following new Section 39 is hereby added to the Original Lease:

"39.    Right of First Refusal in the Building
39.1    Lessor hereby grants to the Original Lessee, an ongoing right of first refusal (the "9740 First Refusal Right") with respect to the 9740 First Refusal Space (as defined below). Lessee's right of first refusal shall be on the terms and conditions set forth in this Section 39. As used herein, the term "9740 First Refusal Space" means all space in the Building that is not leased by Lessee.
39.2    If at any time during the Term, Lessor receives a good faith written offer (the "9740 Good Faith Offer") to lease any portion of the 9740 First Refusal Space which Lessor desires to accept, Lessor shall deliver to Lessee a written notice (the "9740 First Refusal Notice") setting forth the terms of such 9740 Good Faith Offer and providing Lessee with the right to exercise its 9740 First Refusal Right as set forth herein. The 9740 First Refusal Notice shall describe the space so offered to Lessee and shall set forth the "9740 First Refusal Rent," as that term is defined in Section 39.4 below, and the other economic terms upon which Lessor is willing to lease such space to Lessee (collectively, the "9740 Economic Terms"), which 9740 Economic Terms shall be consistent with the terms of the 9740 Good Faith Offer making equitable adjustments only for any differences in the length of term which, as to Lessee, shall be coterminous with this Original Lease (as amended hereby) except as otherwise provided in Section 39.6, below (the "9740 Different Term Adjustments").
39.3    If Lessee wishes to exercise its 9740 First Refusal Right, then within five (5) business days of delivery of the 9740 First Refusal Notice to Lessee (the "9740 Exercise Period"), Lessee shall deliver notice to Lessor of Lessee's exercise of its 9740 First Refusal Right with respect to all of the space described in the 9740 First Refusal Notice on the terms contained in such 9740 First Refusal Notice (the "9740 Exercise Notice"). If Lessee does not deliver a 9740 Exercise Notice to Lessor prior to the expiration of the 9740 Exercise Period, then Lessor shall be free to lease all or any part of the 9740 First Refusal Space described in the 9740 First Refusal

Notice to anyone to whom Lessor desires on any terms that Lessor desires; provided, however, that (A) if the net present value of the 9740 Economic Terms of Lessor’s proposed lease to such third party are more than twenty percent (20%) more favorable to the third party (determined using an 8% discount rate) than the net present value of the 9740 Economic Terms proposed by Lessor in the 9740 First Refusal Notice (determined using an 8% discount rate) (after making the 9740 Different Term Adjustments), then before entering into such third party lease Lessor shall notify Lessee of such materially more favorable 9740 Economic Terms and Lessee shall have the right to lease the applicable 9740 First Refusal Space described in the 9740 First Refusal Notice upon such materially more favorable 9720 Economic Terms (after making the 9740 Different Term Adjustments) by delivering written notice thereof to Lessor within five (5) business days after Lessee’s receipt of Lessor’s notice, and (B) in the event Lessor fails to lease all of the 9740 First Refusal Space described in the 9740 First Refusal Notice to a third party within one (1) year following the expiration of the 9740 Exercise Period (such unleased portion being referred to herein as the "9740 Unleased Previously Offered First Refusal Space") Lessor shall again be obligated to deliver a 9740 First Refusal Notice to Lessee with respect to the 9740 Unleased Previously Offered First Refusal Space as and to the extent Lessor would be obligated to deliver a 9740 First Refusal Notice to Lessee under the terms of this Section 39 if the 9740 Unleased Previously Offered First Refusal Space had not been included in a 9740 First Refusal Notice.
39.4    The Rent payable by Lessee for the 9740 First Refusal Space (the "9740 First Refusal Rent") shall be equal to the 9740 Economic Terms set forth in the 9740 First Refusal Notice.
39.5    Lessee shall take the 9740 First Refusal Space in its "as is" condition, and the construction of improvements in the 9740 First Refusal Space shall be performed by Lessee and shall comply with the terms of Section 7.3 of this Lease; provided that if the 9740 Economic Terms include a lessee improvement allowance, Lessee shall be entitled to receive that allowance (subject to any 9740 Different Term Adjustments) on the same terms and conditions as provided in the 9740 Good Faith Offer.
39.6    If Lessee timely exercises Lessee's right to lease the 9740 First Refusal Space as set forth herein, Lessor and Lessee shall endeavor to execute within fifteen (15) days thereafter an amendment to this Lease for such 9740 First Refusal Space upon the terms and conditions as set forth in the 9740 First Refusal Notice and this Section 39. The term of the 9740 First Refusal Space shall commence upon the date that is consistent with the terms of the 9740 Good Faith Offer with respect to delivery of possession of the 9740 First Refusal Space for construction and the commencement of the term of the leasing of the 9740 First Refusal Space (the "9740 First Refusal Commencement Date"), and shall terminate, at Lessee's option (as specified in the 9740 Exercise Notice) on: (a) the date consistent with the 9740 Good Faith Offer, or (b) the date coterminous with this Lease, as amended (the "9740 First Refusal Term"); provided that if there are less than two (2) years remaining in the term of this Lease as of the 9740 First Refusal Commencement Date and the expiration date set forth in the 9740 First Refusal Notice is later than the expiration of the term of this Lease, then the 9740 First Refusal Term shall continue until that date set forth in the 9740 First Refusal Notice. If the 9740 Exercise Notice does not specify the 9740 First Refusal Term, then the 9740 First Refusal Term shall expire on the date coterminous with this Lease, as amended. If the 9740 First Refusal Term is other than the length of term included in the 9740 Good Faith Offer, the 9740 Economic Terms shall be subject to the 9740 Different Term Adjustments as provided in Section 39.2.

39.7    The rights contained in this Section 39 shall be personal to the Original Lessee and may only be exercised by the Original Lessee (and not any other assignee or any sublessee or other transferee of the Original Lessee's interest in this Lease). Lessee shall not have the right to lease 9740 First Refusal Space, as provided in this Section 39, if, as of the date of the attempted exercise of any 9740 First Refusal Right by Lessee, or, at Lessor's option, as of the scheduled date of delivery of such 9740 First Refusal Space to Lessee, an uncured default by Lessee exists under this Lease. Lessor shall not be obligated to give a 9740 First Refusal Notice, and Lessee shall have no rights under this Lease, with respect to (a) any offer to lease the 9740 First Refusal Space from any other lessee in the Office Building Project that is in connection with the exercise by that other Lessee of a right to lease that 9740 First Refusal Space that existed prior to July 1, 2014 or (b) any extension of a lease of the 9740 First Refusal Space, whether the extension is pursuant to the terms of that lease or in lieu of the any right to extend contained in that lease."
5.    The following new Rule is hereby added to the Rules and Regulations attached to the Original Lease as Exhibit "C":

"Lessee shall comply with and participate in any program for metering or otherwise measuring the use of utilities and services, including, without limitation, programs requiring the disclosure or reporting of the use of any utilities or services. Lessee shall also cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Lessor, the Building and/or the Office Building Project failing to comply with the requirements of) any conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building and/or the Office Building Project, including, without limitation, any required reporting, disclosure, rating or compliance system or program (including, but not limited to any LEED ([Leadership in Energy and Environmental Design] rating or compliance system, including those currently coordinated through the U.S. Green Building Council) to the extent the same can be accomplished at a cost to Lessee that does not exceed $1,000.00 per calendar year."
6.    Promptly following the execution of this Agreement, Lessor shall commence improving the Premises (the "Lessee Improvements") in accordance with the Lessee Work Letter attached to this Agreement as Exhibit "G".

7.    Notwithstanding anything to the contrary in the Lease, Lessee shall not be obligated to remove the Lessee Improvements constructed pursuant to Exhibit "G" whether or not they constitute Non-Standard Improvements (as defined below). Upon submission of any other plans for Lessor's approval, Lessee may request prior to the installation of specific Non-Standard Improvements in the Premises that Lessor agree not to require Lessee to remove such Non-Standard Improvements upon expiration or termination of the Lease or agree to permit Lessee to remove any item it may otherwise not be permitted to remove under the terms of this Lease. Such consent, which may be granted or denied in Lessor's sole discretion, must be granted in writing in order to be binding against Lessor and shall be granted or denied concurrently with Lessor's approval of the applicable plan. If so required by Lessor, Lessee, prior to the expiration of the Term or termination of this Lease, shall, at Lessee's sole cost and expense, (i) remove any or all Non-Standard Improvements, (ii) restore the Premises to the condition existing prior to the installation of such Non-Standard Improvements, and (iii) repair all damage to the Premises or Project caused by the removal of such Non-Standard Improvements. If Lessee fails to remove, restore and repair under this Section, then Lessor may remove such Non-Standard Improvements and perform such restoration and repair, and Lessee shall reimburse Lessor for costs and expenses incurred by Lessor in performing such removal, restoration and repair. As used in the Lease, the term "Non-Standard Improvements" means unusual or atypical office improvements, including without limitation, raised computer room floors, cabling, trading floors, floor penetration, stairways, vaults and other improvements or alterations which are of such specialized nature or application that they are not reasonably suited for use by a successor occupant of the Premises.

8.    Lessor shall comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements that impose any obligation with respect to the Common Area, the structural elements of the Office Building Project or to the Office Building Project systems other than systems installed by Lessee (which shall be the sole responsibility of Lessee), but only to the extent (i) the same are applicable to Lessor and the Building, and (ii) Lessor is required by the applicable governmental authority to take such action. The costs incurred by Lessor in connection with that compliance shall be included in Operating Expenses; provided that if the action is required as the result of a "Trigger Event" (as defined below), Lessor shall perform the compliance work as provided above, but Lessee shall pay the entire cost thereof within thirty (30) days after written demand from Lessor. As used herein, the term "Trigger Event" means one or more of the following events or circumstances:
(a)Lessee's particular use of the Premises (other than normal office uses);
(b)The manner of conduct of Lessee's business or operation of its installations, equipment or other property outside those of normal office use; or
(c)The performance of any alterations by Lessee or the installation by Lessee of any Lessee systems (other than the Lessee Improvements constructed pursuant to Exhibit "G").
9.    Except for the Lessee Improvements, Lessee shall accept the Expansion Space in its "AS IS" condition. Except for the Lessee Improvements, Lessee agrees that Lessor has no obligation and has made no promise to alter, remodel, improve, or repair the Expansion Space, or any part thereof, or to repair, bring into compliance with applicable laws, or improve any condition existing in the Expansion Space as of the Expansion Space Commencement Date. Except as otherwise expressly provided in Exhibit "G", neither Lessor nor Lessor's agents have made any representations or promises with respect to the condition of the Building, the Expansion Space, the land upon which the Building is constructed, the present or future suitability or fitness of the Expansion Space or the Building for the conduct of Lessee's particular business, or any other matter or thing affecting or related to the Building or the Expansion Space, and no rights, easements or licenses are acquired by Lessee by implication or otherwise except as expressly set forth in this Original Lease. Lessee shall deliver to Lessor any modifications to Lessee's insurance required under the Original Lease to reflect the addition of the Expansion Space and Lessee's entry into the Expansion Space prior to the delivery of possession to Lessee.
10.    The Original Lease Termination Date is hereby changed to May 31, 2026 (the "New Expiration Date"). The period from September 1, 2015 (the "Extension Commencement Date") to the New Expiration Date is referred to herein as the "Extension Term."
11.    Commencing on the Extension Commencement Date, Lessee shall pay to Lessor monthly Base Rent for the Existing Premises in accordance with the following schedule:

Period	Monthly Base Rent
Extension Commencement Date - 05/31/2016	Abated*
06/01/2016 - 08/31/2016	$86,295.00
09/01/2016 - 08/31/2017	$88,883.85
09/01/2017 - 08/31/2018	$91,550.37
09/01/2018 - 08/31/2019	$94,296.88
09/01/2019 - 08/31/2020	$97,125.78
09/01/2020 - 08/31/2021	$100,039.56
09/01/2021 - 08/31/2022	$103,040.74
09/01/2022 - 08/31/2023	$106,131.97
09/01/2023 - 08/31/2024	$109,315.92
09/01/2024 - 08/31/2025	$112,595.40
09/01/2025 - 05/31/2026	$115,973.26
*As an inducement to Lessee entering into this Agreement, monthly Base Rent for the Existing Premises in the amount of $86,295.00 shall be abated from the Extension Commencement Date through May 31, 2016. The amount of Base Rent set forth in the foregoing table for that period reflects that rent abatement. During such abatement period, Lessee shall still be responsible for the payment of all of its other monetary obligations under the Lease. In the event of a default by Lessee under the terms of the Lease that results in early termination pursuant to the provisions of Section 13.2 of the Lease, then as part of the recovery set forth in Section 13.2 of the Lease, Lessor shall be entitled to the recovery of the unamortized monthly Base Rent that was abated under the foregoing provisions; provided, however, that in no event shall Lessor be entitled to the recovery of amounts in excess of the sum permitted under California Civil Code Section 1951.2.
12.    Lessee is in occupancy of the Existing Premises and hereby accepts the Existing Premises "AS IS", without any obligation on Lessor's part to alter or improve such space or provide Lessee with any improvement allowance, except as provided in Exhibit "G" of this Agreement.

13.    Nothing in this Agreement including without limitation Exhibit "G" is intended to obviate, annul or reduce Lessor's warranties or maintenance and repair obligations as set forth in the Original Lease.

14.    Effective as of the Extension Commencement Date, the Base Year for Operating Expenses shall be calendar year 2015. Amounts payable by Lessee for Operating Expenses prior to the Extension Commencement Date shall be determined by Lessor based on the Base Year and provisions of Section 4 of the Original Lease in effect during that prior period.

15.    Except as otherwise provided herein, all of the terms and conditions of the Original Lease shall continue to apply during the Extension Term; provided, however, that there shall be no improvement allowance, Lessor construction obligations or other initial concessions with respect to the Extension Term, except as provided in Exhibit "G" of this Agreement.

16.    Lessor shall correct any violation of applicable laws with respect to mold in the Premises or the Common Areas; provided that Lessor’s failure to correct the violation would prohibit Lessee from obtaining or maintaining a certificate of occupancy (or its legal equivalent) for the Premises, or would unreasonably and materially affect the safety of Lessee’s employees or create a significant health hazard for Lessee’s employees or otherwise materially and adversely affect Lessee's use or occupancy of the Premises and provided further that the source of the mold is not Lessee's failure to control moisture and provide proper ventilation as outlined below. The costs incurred by Lessor in connection with that compliance shall be included in Operating Expenses. Notwithstanding the foregoing or anything to the contrary in this Lease, Lessor shall have the right to contest any alleged violation in good faith, including without limitation the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by applicable law. Lessee acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, and break rooms) by Lessee for mold prevention. Lessee agrees to immediately notify Lessor if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Lessor to evaluate and/or make recommendations.

17.    Lessor hereby represents and warrants to Lessee that it has dealt with no broker, finder or similar person in connection with this Agreement, and Lessee hereby represents and warrants to Lessor that it has dealt with no broker, finder or similar person in connection with this Agreement, other than Cassidy Turley San Diego ("Lessor's Broker") and Cushman & Wakefield ("Lessee's Broker"). Lessor and Lessee acknowledge that Alex Hayden has changed employers and is now working for CBRE, Inc., but that CBRE, Inc., is not acting as the broker for either Lessor or Lessee and neither Lessor nor Lessee has any obligation to pay a commission or other fee to CBRE, Inc. Lessor and Lessee shall each defend, indemnify and hold the other harmless with respect to all claims, causes of action, liabilities, losses, costs and expenses (including without limitation attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker, agent, finder or similar person other than Lessor's Broker and Lessee's Broker. The commission with respect to this Agreement shall be paid to Lessor's Broker by Lessor pursuant to a separate agreement. Lessor's Broker will pay Lessee's Broker a commission pursuant to a separate agreement. Nothing in this Agreement shall impose any obligation on Lessor to pay a commission or fee to any party other than Lessor's Broker.

18.    Time is of the essence of this Agreement and the provisions contained herein.

19.    As additional consideration for this Agreement, Lessee hereby certifies that:
(a)    The Original Lease (as amended hereby) is in full force and effect.
(b)    To Lessee's knowledge, there are no uncured defaults on the part of Lessor or Lessee under the Original Lease.
(c)    All of Lessor's obligations with respect to construction of lessee improvements in the Premises and payment of Lessee improvement allowances have been paid for and satisfied, except those provided for in Exhibit "G" of this Agreement.
(d)There are no existing claims, offsets or defenses which Lessee has against Lessor regarding the Original Lease (as previously amended).
(e)
20.    As additional consideration for this Agreement, Lessor hereby certifies that:
(a)    The Original Lease (as amended hereby) is in full force and effect.
(b)    To Lessor's knowledge, there are no uncured defaults on the part of Lessor or Lessee under the Original Lease.
(c)    All of Lessor's obligations with respect to construction of lessee improvements in the Premises and payment of Lessee improvement allowances have been paid for and satisfied, except those provided for in Exhibit "G" of this Agreement.
(d)    There are no existing claims, offsets or defenses which Lessor has against Lessee regarding the Original Lease (as previously amended).

21.    Except as specifically provided herein, the terms and conditions of the Original Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Lessee be entitled to any Rent abatement, improvement allowance, leasehold improvements, or any similar economic incentives that may have been provided to Lessee in connection with entering into the Original Lease, unless specifically set forth in this Agreement. Lessee agrees that neither Lessee nor its agents or any other parties acting on behalf of Lessee shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that such terms may be disclosed to Lessee's accountants and as otherwise required by law. In the case of any inconsistency between the provisions of the Original Lease and this Agreement, the provisions of this Agreement shall govern and control. Neither party shall be bound by this Agreement until such party has executed and delivered the same to the other.

22.    Effective as of the date hereof, all references to the "Lease" shall refer to the Original Lease, as amended by this Agreement.

23.    Lessee is not, and shall not during the term of the Lease become, a person or entity with whom Lessor is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the "USA Patriot Act") and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, "Prohibited Persons"). To the best of its knowledge, Lessee is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises or the Building. Lessee will not, during the Term of the Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises or the Building.

24.    Lessor is not, and shall not during the term of the Lease become, a person or entity with which Lessee is restricted from doing business under the USA Patriot Act and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto including without limitation Prohibited Persons. To the best of Lessor's knowledge, Lessor is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Building. Lessor will not, during the Term of the Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Building.

25.    Pursuant to California Civil Code Section 1938, Lessee is hereby notified that, as of the date hereof, the Building has not undergone an inspection by a "Certified Access Specialist" and Lessor makes no representations as to the compliance of the Premises or the Building with accessibility standards.

26.    If Lessee is billed directly by a public utility with respect to Lessee's electrical usage at the Premises, upon request from time to time, Lessee shall provide monthly electrical utility usage for the Premises to Lessor for the period of time requested by Lessor (in electronic or paper format) or, at Lessor's option, provide any written authorization or other documentation required for Lessor to request information regarding Lessee's electricity usage with respect to the Premises directly from the applicable utility company.

27.    Lessor's addresses for notice under the Lease are as follows:
c/o Cornerstone Real Estate Advisers LLC
100 Wilshire Blvd., Suite 700
Santa Monica, CA 90401
Attn: CentreWest Asset Manager

With a copy by the same method to:

Transwestern
5935 Cornerstone Court West, Suite 200
San Diego, CA 92121
Attn: Craig McPherson

IN WITNESS WHEREOF, this Agreement was executed as of the date first above written.

Lessor:
CREA CENTREWEST LP,
a Delaware limited partnership

By:CREA CENTREWEST GP LLC,
a Delaware limited liability company,
Its General Partner

By:CORNERSTONE REAL
ESTATE ADVISERS, LLC,
a Delaware limited liability
company, Its Manager

By:______________________
                 Sandy Throop
                 Vice President

Lessee:
PRICESMART, INC., a Delaware corporation

By: /s/ Robert M. Gans
     Its: Exec. Vice President/General Counsel
By: /s/ Linda Brickson
     Its: VP US Controller
If Lessee is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

SMRH:426089287.12	Exhibit A-2

EXHIBIT A-2

EXPANSION SPACE
(See Attached.)

EXHIBIT G
LESSEE WORK LETTER
This Lessee Work Letter is attached to and made a part of that certain Third Amendment to Lease dated September __, 2014 (the "Amendment") between CREA CENTREWEST LP, a Delaware limited partnership ("Lessor"), and PRICESMART, INC., a Delaware corporation ("Lessee"), which amends a lease between Lessor and Lessee (as modified from time to time, the "Lease") more particularly described in the Amendment. Any capitalized term used and not otherwise defined in this Lessee Work Letter has the meaning given such term in the Amendment (or, if not defined in the Amendment, the meaning given such term in the Lease). This Lessee Work Letter sets forth the terms and conditions relating to the construction of the Lessee Improvements in the Premises.
Section 1
BASE, SHELL AND CORE

Lessor and/or its predecessors in interest have previously constructed the base, shell, and core (i) of the Premises and (ii) of the floor(s) of the Building on which the Premises are located (collectively, the "Base, Shell, and Core") and other improvements, and Lessee shall accept the Base, Shell and Core and such other improvements in their current "As-Is" condition existing as of the date of the Amendment and the Expansion Space Commencement Date, except for any improvements provided for in this Lessee Work Letter, and except for Lessor's warranties and repair and maintenance obligations as set forth in the Lease. Lessor shall additionally install in the Premises certain "Lessee Improvements" (as defined below) pursuant to the provisions of this Lessee Work Letter. Except for the Lessee Improvement work described in this Lessee Work Letter and except for the Lessee Improvement Allowance set forth below, and except for Lessor's warranties and repair and maintenance obligations as set forth in the Lease, Lessor shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Office Building Project, except for the following improvements to the Premises which Lessor shall make at its sole cost and expense (not to be deducted from the Lessee's Improvement Allowance):
(a)    Ensure that VAV boxes (or comparable HVAC system) within the Expansion Space shall be in good working order on the Expansion Space Commencement Date;
(b)    Ensure that Building standard window coverings and drapery pockets (if applicable) in the Expansion Space shall be in good working order on the Expansion Space Commencement Date;
(c)    Ensure that all common areas on floors in which the Expansion Space are located, including men's and women's bathrooms, showers, elevators, including call buttons, etc., shall be in good working order on the Expansion Space Commencement Date;
(d)    Perform any work required by the City of San Diego to cause the common areas of the Building outside of the Premises to comply with the Americans With Disabilities Act (the "ADA") to the extent such work is a condition to obtaining permits for the Lessee Improvements for general office purposes; provided that nothing contained herein shall be deemed to prohibit Lessor from obtaining a variance or relying upon a grandfathered right in order to achieve compliance with the ADA; and provided further that any work in the Premises required by the City of San Diego to cause the Premises to comply with the ADA shall be a Lessee Improvement

Allowance Item. Notwithstanding the foregoing, Lessor and Lessee shall each have the right to contest any alleged violation of the ADA in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by law, and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by law;
(e)    Ensure that all fire protection alarm and communication systems in the Expansion Space were installed according to building code applicable at the time of their installation, [with communication systems to be backed up by emergency fire system-- to be confirmed by Lessor];
(f)    Ensure that any life safety and security systems in the Expansion Space (including the connection of such systems to the Building's main system, if applicable) shall be in good working order on the Expansion Space Commencement Date;
(g)    Replace carpet and paint in hallways of common areas in the Expansion Space; and
(h)    Replace the existing motor in the elevator machine room.
(i)    Reconfigure the transformer room so that the transformer room door does not open into the Premises and so that the transformer vents into the common area corridor (and not into the Premises).
Section 2

LESSEE IMPROVEMENTS

2.1    Lessee Improvement Allowance. Lessee shall be entitled to a one-time lessee improvement allowance (the "Lessee Improvement Allowance") in the amount of $35.00 per rentable square foot of the Premises (i.e., $1,505,945.00, based on 43,027 rentable square feet in the Premises), for the costs relating to the design and construction of Lessee's improvements which are permanently affixed to the Premises (the "Lessee Improvements") including the cost of signage (not to exceed $10,000.00) as well as costs relating to internal moving expenses and audiovisual equipment (not to exceed $86,054.00 in the aggregate). In no event shall Lessor be obligated to make disbursements pursuant to this Lessee Work Letter in a total amount which exceeds the Lessee Improvement Allowance; provided, however, so long as the Lessee Improvements have been completed and all Lessee Improvement costs have been paid, and so long as no default exists under the Lease. Within thirty (30) days after the last to occur of (a) Substantial Completion (as defined herein below), (b) timely payment of any Lessee Improvement Allowance Items, and (c) Lessor's receipt of unconditional lien releases from all contractors performing work on the Lessee Improvements, Lessee shall receive a cash payment (the "Cash Payment") from Lessor for the portion of the Lessee Improvement Allowance which is not used to pay for the Lessee Improvement Allowance Items (as such term is defined below) in an amount up to but not exceeding $15.00 per rentable square foot of the Premises (i.e., up to $645,405.00 based on 43,027 rentable square feet of the Premises), and only to the extent not used to pay the cost of FF&E (as such term is defined below). Any portion of the Lessee Improvement Allowance which has not been applied to payment of Lessee Improvement Allowance Items (or is not in Lessor's reasonable judgment necessary to pay for Lessee Improvement Allowance Items for work then in process or completed) by the Outside Date (as defined below), shall no longer be available for disbursement to or for the benefit of Lessee and Lessor shall have no obligation to perform any additional work in connection with the Lessee Improvements; provided that if Lessee is otherwise entitled to the Cash Payment, then to the extent the Cash Payment has not been made by the Outside Date, that Cash Payment shall be disbursed to Lessee. As used in this Section 2.1, the term "Outside Date" initially means December 31, 2015, but shall be extended by one day for each day beyond December 31, 2015, that Substantial Completion of the Lessee Improvements is delayed for any reason other than a Lessee Delay (as defined below).

2.2    Disbursement of the Lessee Improvement Allowance. Except as otherwise set forth in this Lessee Work Letter, the Lessee Improvement Allowance shall be disbursed by Lessor (each of which disbursement shall be made pursuant to a reasonable and customary disbursement process), only for the following items and costs (collectively, the "Lessee Improvement Allowance Items"):
2.2.1    Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Lessee Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Lessor and Lessor's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Lessee Work Letter;
2.2.2    The payment of plan check, permit and license fees as well as insurance relating to construction of the Lessee Improvements;

2.2.3    The cost of construction of the Lessee Improvements, including, without limitation, contractors' fees and general conditions, testing and inspection costs, costs of materials, labor, utilities, trash removal, parking and hoists;

2.2.4    The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5    The cost of any changes to the Construction Drawings or Lessee Improvements;

2.2.6    Sales and use taxes and Title 24 fees;

2.2.7    "Lessor's Supervision Fee," as that term is defined in Section 4.3.2 of this Lessee Work Letter; and

2.2.8    All other costs to be expended in connection with the construction of the Lessee Improvements.

2.2.9    The cost of cabling, alarm systems, furniture, fixtures, and equipment in the Premises (collectively, "FF&E"), provided, however, that only an amount not to exceed $15.00 per rentable square foot of the Premises (i.e., up to $645,405.00 based on 43,027 rentable square feet of the Premises) may be deducted from the Lessee Improvement Allowance to pay for such costs; and

2.2.10    Fees payable to Lessee's Project Manager assigned to oversee the scope of work and the construction of the Lessee Improvements.

It is understood and agreed that the cost of any changes in the Base, Shell and Core as outlined in Section 1 will not be charged against the Lessee Improvement Allowance (such cost including all direct architectural and/or engineering fees and expenses incurred in connection therewith).
Section 3

CONSTRUCTION DRAWINGS

3.1    Selection of Architect/Construction Drawings. The architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1, is to be

Ware Malcomb. Lessor shall retain, at a commercially reasonable cost, duly qualified and experienced engineering consultants (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The particular Engineers to be retained and the cost of such Engineers (other than with respect to life safety systems) shall be subject to Lessee's approval upon three (3) business days' notice thereof, said approval not to be unreasonably withheld, conditioned or delayed. Lessee may not disapprove of an Engineer based on the cost of hiring that Engineer if such costs are competitive. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." Notwithstanding that any Construction Drawings are reviewed by Lessor or prepared by its Architect, Engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Lessee by Lessor or Lessor's Architect, Engineers, and consultants, Lessor shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Lessee's waiver as to Lessor shall specifically apply to the Construction Drawings.
3.2    Final Space Plan. Within three (3) days of the full execution and delivery of the Amendment by Lessor and Lessee, Lessee shall meet with the Architect and provide the Architect with information regarding the preliminary layout and designation of all proposed offices, rooms and other partitioning, and their intended use and equipment to be contained therein (the "Information"). Architect shall, based on such Information (subject to changes reasonably required by Lessor), prepare the final space plan for Lessee Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Lessee for Lessee's approval. Within seven (7) business days after Lessee's approval of the Final Space Plan, Lessor will provide a pricing plan (the "Pricing Plan") providing cost for certain elements identified by Lessee. Within three (3) business days of Lessee's receipt of the Pricing Plan Lessee shall either: (i) approve and direct Architect to complete the Final Space Plan reflecting the confirmed elements priced out and submit it to Lessor for Lessor's approval within three (3) business days, not to be unreasonably withheld; or (ii) direct Architect to make further changes to the Final Space Plan which final changes shall be subject to Lessor's reasonable approval within five (5) business days of Lessor's receipt of same. Lessee shall approve or reasonably disapprove the Final Space Plan or any revisions thereto within five (5) business days after Lessor delivers the Final Space Plan or such revisions to Lessee. Lessee's failure to disapprove the Final Space Plan or any revisions thereto by written notice to Lessor within five (5) business days after Lessor delivers the Final Space Plan or such revisions to Lessee shall be deemed to constitute Lessee's approval of the Final Space Plan or such revisions.

3.3    Final Working Drawings. Based on the Final Space Plan, Lessor shall cause the Architect and the Engineers to diligently complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Lessee for Lessee's approval. The Final Working Drawings shall incorporate modifications to the Final Space Plan as necessary to comply with the floor load and other structural and system requirements of the Building. Lessee shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within five (5) business days after Lessor delivers the Final Working Drawings or any revisions thereto to Lessee; provided, however, that Lessee may only disapprove the Final Working Drawings to the extent the same are not in substantial conformance with the Final Space Plan. Lessee's failure to reasonably disapprove the Final Working Drawings or any revisions thereto by written notice to Lessor within said five (5) business day period shall be deemed to constitute Lessee's approval of the Final Working Drawings or such revisions.

3.4    Approved Working Drawings. The Final Working Drawings shall be approved or deemed approved by Lessee (the "Approved Working Drawings") prior to the commencement of the construction of the Lessee Improvements. Within seven (7) business days of said approval, Lessor shall cause the Architect to submit the Approved Working Drawing to the applicable local governmental agency for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1 of this Lessee Work Letter, to commence and fully complete the construction of the Lessee Improvements. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Lessor and Lessee, provided that, except with respect to changes required by applicable laws, either party may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Premises.
3.5    Time Deadlines. The parties shall each use their best efforts to cooperate with Architect, the Engineers, and each other to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the "Cost Proposal," as that term is defined in Section 4.2 below as soon as possible after the execution of the Amendment and, in this regard, to the extent either party considers such meeting(s) to be reasonably necessary, they shall meet on a weekly basis to discuss progress in connection with the same.

Section 4

CONSTRUCTION OF THE LESSEE IMPROVEMENTS

4.1    Contractor. A contractor, to be selected by Lessee, after a competitive bid process involving three (3) general contractors selected by Lessor with a detailed bid analysis, shall construct the Lessee Improvements (the "Contractor").

4.2    Cost Proposal. After the Approved Working Drawings are signed by Lessor and Lessee, Contractor shall provide Lessee with a cost proposal in accordance with the Approved Working Drawings. The cost proposal shall include, the cost of all Lessee Improvement Allowance Items to be incurred by Lessee in connection with the construction of the Lessee Improvements (the "Cost Proposal"). Lessee shall approve or disapprove such costs upon three (3) business days of its receipt thereof. Upon approval, Lessee shall so advise Lessor, and deliver the approved Cost Proposal to Lessor within five (5) business days of the receipt of the same. The date by which Lessee provides written approval of and deliver the Cost Proposal, shall be known hereafter as the "Cost Proposal Delivery Date."

4.3    Construction of Lessee Improvements by Lessor's Contractor under the Supervision of Lessor.
4.3.1    Over-Allowance Amount. On the Cost Proposal Delivery Date, Lessee shall deliver to Lessor cash in an amount (the "Over-Allowance Amount") equal to the excess (if any) of (i) the amount of the Cost Proposal over (ii) the amount of the Lessee Improvement Allowance. The Over-Allowance Amount shall be disbursed by Lessor prior to the disbursement of any then remaining portion of the Lessee Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Lessee Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Lessee Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Lessee to Lessor immediately upon Lessor's request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Lessee Improvements, Lessor shall deliver to Lessee a final cost statement which shall indicate the final costs of the Lessee Improvement Allowance Items, and if such cost statement indicates that Lessee has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Lessee shall deliver to Lessor the amount of such underpayment or Lessor shall return to Lessee the amount of such overpayment, as the case may be.

4.3.2    Lessor Supervision. After the Contractor is selected, Lessor shall independently retain Contractor to construct the Lessee Improvements in accordance with the Approved Working Drawings and the Cost Proposal and Lessor shall supervise the construction by Contractor, and Lessee shall pay a construction supervision and management fee (the "Lessor's Supervision Fee") to Lessor in an amount equal to the product of (i) two percent (2%) and (ii) an amount equal to the hard construction costs of the Lessee Improvements. Lessor shall be responsible for seeking and securing all necessary building permits and occupancy certificates, in relation to the Lessee Improvements.

4.3.3    Contractor's Warranties and Guaranties. Lessor shall cause Contractor to warrant that all Lessee Improvements shall be constructed in a first-class workman-like manner and in conformity with applicable laws, and shall be delivered to Lessee in good working order and in broom clean condition. Lessor hereby assigns to Lessee all warranties and guaranties by Contractor relating to the Lessee Improvements that are to be maintained by Lessee pursuant to the Lease, which assignment shall be on a non‑exclusive basis such that the warranties and guarantees may be enforced by Lessor and/or Lessee, and Lessee hereby waives all claims against Lessor for defective construction of, the Lessee Improvements.

Section 5

SUBSTANTIAL COMPLETION;

EXPANSION SPACE COMMENCEMENT DATE

5.1    Substantial Completion. For purposes of the Amendment, including for purposes of determining the Expansion Space Commencement Date "Substantial Completion" of the Expansion Space shall occur upon the completion of construction of the Lessee Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punchlist items the incompletion of which shall not unreasonably interfere with normal use and occupancy, and any Lessee fixtures, work-stations, built-in furniture, or equipment to be installed by Lessee or under the supervision of Contractor. Lessor will use good faith, diligent efforts to achieve Substantial Completion of the Lessee Improvements in the Expansion Space on or before the date that is sixteen (16) weeks after the full execution and delivery of the Amendment. In addition, Lessor will use good faith diligent efforts to complete construction of the Lessee Improvements in the portions of the Premises other than the Expansion Space in accordance with a schedule mutually approved by Lessor and Lessee, but in any event no later than December 31, 2015, subject to delays for Lessee Delays; provided that Lessee shall provide Lessor access to the Premises that is reasonably adequate to permit the construction of the Lessee Improvements in the portions of Premises other than the Expansion Space in accordance with that schedule.

5.2    Lessee Delays. If there shall be a delay or there are delays in the Substantial Completion of the Lessee Improvements in the Expansion Space (as a direct, proximate, partial, or total result of any of the following (collectively, "Lessee Delays"):

5.2.1    Lessee's failure to timely approve any matter requiring Lessee's approval within five (5) business days after submittal for approval, including the Cost Proposal and/or Lessee's failure to timely perform any other obligation or act required of Lessee hereunder;

5.2.2    a breach by Lessee of the terms of this Lessee Work Letter or the Lease;

5.2.3    Lessee's request for changes in the Construction Drawings;

5.2.4    Lessee's requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the anticipated date of the Expansion Space Commencement Date);

5.2.5    changes to the Base, Shell and Core required by the Approved Working Drawings;

5.2.6    any changes in the Construction Drawings and/or the Lessee Improvements required by (i) applicable laws if such changes are directly attributable to Lessee's use of the Premises or Lessee's specialized Lessee Improvement(s); or

5.2.7    any other acts or omissions of Lessee, or its agents, or employees;

5.2.8    then, notwithstanding anything to the contrary set forth in the Amendment and regardless of the actual date of the Substantial Completion of the Lessee Improvements in the Expansion Space, the Expansion Space Commencement Date shall be deemed to be the date the Expansion Space Commencement Date would have occurred if no Lessee Delays, as set forth above, had occurred.

Section 6

EXISTING IMPROVEMENTS

6.1    Existing Improvements. The Premises was improved prior to the date of the Amendment in accordance with the Lease. The improvements existing in the Premises on the date of the Amendment are referred to herein as the Existing Improvements. Lessee accepts the Existing Improvements in their current "as-is" condition existing as of the date of the Amendment. Except as set forth in Section 1 of this Lessee Work Letter and the Lessee Improvements described in this Lessee Work Letter, Lessor shall not be obligated to make or pay for any alterations or improvements to the Premises, the Building or the Office Building Project.

6.2    Access. Lessee shall provide Lessor with reasonable access to the Premises for purposes of designing and constructing the Lessee Improvements.

Section 7

MISCELLANEOUS

7.1    Lessee's Representative. Lessee has designated Linda Brickson as its sole representative with respect to the matters set forth in this Lessee Work Letter, who shall have full authority and responsibility to act on behalf of the Lessee as required in this Lessee Work Letter.

7.2    Lessor's Representative. Lessor has designated Sean McCormick and Brad Green as its sole representatives with respect to the matters set forth in this Lessee Work Letter, who, until further notice to Lessee, shall each be have full authority and responsibility to act on behalf of the Lessor as required in this Lessee Work Letter.

7.3    Time of the Essence in This Lessee Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to business days.

7.4    Lessee's Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Lessee under the Lease or any default by Lessee under this Lessee Work Letter has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Lessor pursuant to the Lease, at law and/or in equity, Lessor shall have the right to withhold payment of all or any portion of the Lessee Improvement Allowance and/or Lessor may cause Contractor to cease the construction of the Premises (in which case, Lessee shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5.2 of this Lessee Work Letter), and (ii) all other obligations of Lessor under the terms of this Lessee Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Lessee shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Lessor). In addition, if the Lease is terminated prior to the Expansion Space Commencement Date, for any reason due to an event of default by Lessee under the Lease or a default under this Lessee Work Letter, in addition to any other remedies available to Lessor under the Lease, at law and/or in equity, Lessee shall pay to Lessor, as additional rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Lessor (including any portion of the Lessee Improvement Allowance disbursed by Lessor) and not reimbursed or otherwise paid by Lessee through the date of such termination in connection with the Lessee Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Lessee Improvements and restoration costs related thereto; provided, however, that to the extent said Lessee Improvements are not removed Lessee shall have no obligation to make any such payment.